Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Second Quarter 2025 Financial Results

•	Second quarter 2025 total revenues of $19.08 million, up 33.1% from second quarter 2024

•	Second quarter 2025 net income of $1.39 million, up 99.1% from $697 thousand a year ago, while diluted earnings per share was $0.02, versus $0.01 for second quarter 2024

•	Second quarter 2025 Adjusted EBITDA of $4.51 million, up 101.8% from $2.24 million a year ago, while diluted Adjusted EBITDA per share was $0.08 versus $0.04 for second quarter 2024[1]

•	Added 123 net plasma centers during second quarter 2025, all which went live June 16. We exited the quarter with 607 centers; average monthly revenue per plasma center decreased to $7,098 compared to $7,916 for the same period last year; year-over-year plasma revenue decreased 4.7%

•	Added seven net pharma patient affordability programs during second quarter 2025, exiting the quarter with 97 active programs; average quarterly revenue per program increased to $79,937 compared to $43,851 for the same period last year; number of processed claims increased over 80% over the same period last year; year-over-year pharma patient affordability revenue increased 189.9%

•	Exited the quarter with $11.8 million of unrestricted cash and zero bank debt

•	Second quarter 2025 gross dollar load volume and gross spend volume were down 3.7% and 6.3%, respectively, over second quarter 2024

 1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – August 5, 2025 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive pharma patient affordability offerings, financial technology products and integrated payment processing, today announced financial results for the second quarter 2025.

“Q2 2025 was a milestone quarter for Paysign,” said Mark Newcomer, President and CEO of Paysign. “We achieved record quarterly revenue of $19.1 million, expanded gross margins and more than doubled adjusted EBITDA to $4.5 million versus the same period last year. Net income rose 99% to $1.4 million, even after absorbing approximately $300,000 in one-time expenses tied to the late-quarter onboarding of 123 plasma centers.”

“Our pharma patient affordability business grew revenue by an impressive 190%, exiting the quarter with 97 active programs while expecting an additional 30-40 programs to be added prior to year end, underscoring the strong demand for our solutions. We continue to attract larger pharmaceutical programs as we continue to demonstrate the value of our solutions to the pharmaceutical industry while maintaining a robust pipeline. We are highly confident that this momentum will sustain our strong growth trajectory well into the future.”

“Looking ahead, we are executing on strategic initiatives to expand our plasma offerings with our suite of SaaS donor engagement technologies and scale operations to meet accelerating demand for our pharma patient affordability solutions. To this end, we are planning to open a new, state-of-the-art patient services contact center in the third quarter. This facility will increase our support capacity fourfold, ensuring our ability to effectively scale operations to meet the rapidly growing demand we are experiencing. With momentum building across plasma, pharma patient affordability, and broader healthcare markets, we are well-positioned to deliver lasting value for both our clients and shareholders.”

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2025 Second Quarter Results

The following additional details are provided to aid in understanding Paysign’s second quarter 2025 results versus second quarter 2024:

•	Total revenues increased 33.1%, or $4.75 million. The increase was attributable to the following factors:

o	Plasma revenue decreased $529 thousand, or 4.7%, primarily due to reduced revenue per plasma center, plasma donations and dollars loaded to cards. Total plasma center count increased by 123 net centers during the second quarter 2025, exiting the quarter with 607 centers. All 123 centers went live June 16, 2025, negatively impacting the average revenue per center. The decline in plasma revenue is predominately due to an industry-wide oversupply in plasma inventories, slightly offset by contributions from the new plasma centers.
o	Pharma patient affordability revenue increased $5.08 million, or 189.9%, primarily due to the growth and launch of new pharma patient affordability programs and seasonally strong processed claim volume. We added seven net pharma patient affordability programs during the second quarter of 2025, exiting the quarter with 97 active programs. Processed claims increased over 80% compared to the same period last year. Average quarterly revenue per program for the second quarter of 2025 was $79,937 versus $43,851 during the same period last year.
o	Other revenue increased by $197 thousand, or 51.4%, primarily due to the growth in our retail, payroll and other prepaid disbursement programs.

•	Cost of revenues increased 8.6%, or $577 thousand, compared to the same period in the prior year. Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, bank fees, card production and postage costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues consisted primarily of (i) increased customer care expense of approximately $355 thousand, or 47.0%, associated primarily with the growth in our pharma patient affordability programs, wage inflation pressures, a tight labor market and increased benefit costs; (ii) increased third-party program management fees of approximately $230 thousand, or 99.9%, associated with our pharma patient affordability programs; (iii) increased plastics, collateral and postage of approximately $270 thousand, or 80.7%, that was primarily associated with our plasma programs; and (iv) increased sales and commission expense of approximately $211 thousand, or 169.4%, related to the increase in overall revenue for programs in which we pay commission expenses. These increases were offset predominantly by decreased usage of our card programs and related fees of approximately $396 thousand, or -8.7%, in network fees and approximately $93 thousand, or -18.1%, of rebate costs due to lower plasma volumes.
•	Gross profit increased by $4.17 million, or 55.0%, primarily due to increased pharma patient affordability revenue. Our gross profit margin increased approximately nine percentage points to 61.6% versus 52.9% in the prior year primarily due to an increase in the mix of our revenue from our pharma patient affordability business and stable plasma gross margins. The increase in gross profit was partially offset by one-time upfront costs associated with the 123 new plasma centers that went live on June 16, 2025, increased costs from third-party service providers, sales and commission expense and customer service costs mentioned above, primarily driven by the overall growth in our business.
•	Selling, general and administrative expenses increased by $2.18 million, or 36.2%, compared to the same period in the prior year and consisted primarily of an increase in (i) compensation and benefits of approximately $974 thousand, or 19.6%, due to continued hiring to support the company’s growth primarily from our pharma patient affordability business, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $299 thousand, or 28.9%, primarily related to ongoing platform security investments; (iii) stock-based compensation of approximately $284 thousand, or 42.4%; (iv) general expenses of approximately $141 thousand, or 58.4%, primarily related to conferences, deliveries and employee education; (v) outside professional services of approximately $61 thousand, or 15.6%, for audit, tax and human resources; and (vi) other expenses of approximately $49 thousand, or 11.1%, as well as a $369 thousand decrease, or -21.4%, in the amount of platform development costs that were capitalized.
•	Depreciation and amortization expense increased by $680 thousand, or 47.3%, due mainly to the continued capitalization of new software development costs and equipment purchases related to enhancements to our processing platform.
•	Other income decreased by $208 thousand primarily related to the implied interest expense related to future cash payments for the Gamma acquisition of $129 thousand and slightly lower interest rates and average bank account balances primarily from our plasma customers at our sponsor bank.
•	We recorded an income tax expense of $655 thousand which was based on our net operating income adjusted for discrete items that occurred within the quarter. The effective tax rate of 32.1% compared to 25.8% reflects the impact of discrete items related to the appreciation of our stock price during our second quarter of 2025.
•	Net income of $1.39 million, or $0.02 per diluted share, increased by $691 thousand, or 99.1%, compared to net income of $697 thousand, or $0.01 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $1.99 million, or 127.3%, to $3.56 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $2.28 million, or 101.8%, to $4.51 million, or $0.08 per diluted share, due to the factors mentioned above.

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Second Quarter 2025 Milestones

•	Exited the quarter with approximately 7.8 million cardholders and approximately 660 card programs.
•	Quarter-over-quarter revenue increased 33.1%.
•	Pharma patient affordability revenue increased 189.9%.
•	Added 123 net plasma donation centers, ending the quarter with 607 centers.
•	Added seven net pharma patient affordability programs, ending the quarter with 97 active programs.

Balance Sheet at June 30, 2025

The company’s total cash balances decreased $8.43 million from December 31, 2024, for the reasons discussed below.

Unrestricted cash increased $1.0 million to $11.75 million from December 31, 2024. The increase resulted primarily from an increase in net income from strong growth in our pharma patient affordability business offset by investment in our platform, the purchase of the assets of Gamma Innovation LLC (“Gamma”), the payment of accrued operating expenses from the prior year and the repurchase of 100,000 shares of common stock.

Restricted cash decreased $9.42 million to $102.16 million from December 31, 2024, primarily related to a reduction in customer program deposits for our plasma customers and funds on cards of $15.03 million, offset by an increase of pharma patient affordability deposits of $5.61 million. Restricted cash is funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

Updated 2025 Outlook

“We delivered another quarter of solid operating results with our pharma patient affordability business leading the way, representing 40.6% of revenue, a significant increase from the 18.7% of revenue it contributed during the same period last year. This continues to help offset the decline we are experiencing in plasma due largely to an industry-wide oversupply of plasma inventories. Also helping offset the weakness in plasma was a very good win from one of our existing customers who decided to move their remaining 132 plasma locations to us with the first 123 moving on June 16 and the remaining nine moving July 21. We were also informed by a customer of the closing of 22 underperforming centers scheduled for August 15. We believe the majority of the impacted donors will likely continue to donate at nearby centers. This customer has also informed us that they plan to open eight new centers before July 2026, and an additional eight in the following 12-month period. With these changes, we will be servicing around 595 plasma centers when we exit August. Despite the upfront costs to onboard these centers in record time, we continued to expand our gross profit margins by 8.7%, or 870 basis points (bps), our operating margin by 6.7%, or 670 bps, our net margin by 2.4%, or 240 bps, and our Adjusted EBITDA margin by 8.1%, or 810 bps, demonstrating the operating leverage inherent in our business model,” said Jeff Baker, Paysign CFO.

“With the results of our second quarter of 2025 now in the books, the new plasma centers coming into the mix, and the strong pipeline we have in our pharma patient affordability business, we are revising our full-year 2025 estimated results upward. We expect total revenues to be in the range of $76.5 million to $78.5 million, reflecting year-over-year growth of 32.7% at the midpoint. Plasma is estimated to make up approximately 56% of total revenue, representing flat year-over-year growth, while pharma patient affordability revenue is expected to make up approximately 40.5% of total revenue, representing year-over-year growth of over 145%. Despite the seasonality we typically see with our pharma patient affordability business and industry trends in our plasma business, we now forecast revenue to grow in the second half of the year compared to the first half of the year. Full-year gross profit margins are expected to be between 61.0% and 62.0% as we bring up the new patient services contact center in the third quarter to support the growth in our pharma patient affordability business. We continue to expect operating expenses to be between $41.0 million and $43.0 million with depreciation and amortization expense of approximately $8.4 million and stock-based compensation of approximately $4.4 million. Interest income is estimated to be approximately $2.5 million, reflecting the implied interest expense for future Gamma payments. Taking all the factors above into consideration, we continue to expect net income to be between $6.0 million and $7.0 million for the year, or $0.10 to $0.12 per diluted share, but that may fluctuate depending on our effective tax rate. The effective tax rate for the second quarter was 32.1% due to the impact of discrete items related to the appreciation of our stock price. Adjusted EBITDA is expected to be in the range of $18.0 million to $20.0 million, or $0.31 to $0.35 per diluted share. The diluted share count for the year is estimated to be 57.5 million shares due to options being in the money.”

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“For the third quarter of 2025, we expect total revenue to be in the range of $19.5 million to $20.5 million, reflecting continued strength for our pharma patient affordability business and the contribution of the new plasma centers to our plasma business. We expect plasma revenues to be approximately 60% of revenue and pharma patient affordability to be approximately 37% of revenue. Gross profit margins are expected to be approximately 59% due to the higher mix of plasma revenue and impact from startup costs related to the new patient services contact center. Operating expenses are expected to be between $10.5 million and $11.5 million, of which depreciation and amortization will be approximately $2.2 million and stock-based compensation will be approximately $1.4 million. Adjusted EBITDA is expected to be in the range of $4.5 million to $5.0 million, or approximately 23.1% to 24.4% of revenue,” Baker concluded.

Second Quarter 2025 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Tuesday, August 5, 2025, to discuss its second quarter 2025 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until November 5, 2025, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13754588.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that the business will continue its current growth trajectory; the number of plasma centers at the end of August; and our expectations for total revenues, plasma revenue percentage of total revenue, pharma patient affordability revenue percentage of total revenue, gross profit margins, operating expenses, interest income, net income, adjusted EBITDA, and the diluted share count for the third quarter and full-year 2025. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, pharma patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

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Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Plasma industry	$10,743,924	$11,273,262	$20,153,804	$21,641,296
Pharma industry	7,753,906	2,674,901	16,372,559	5,063,545
Other	580,523	383,436	1,150,139	816,832
Total revenues	19,078,353	14,331,599	37,676,502	27,521,673

Cost of revenues	7,323,188	6,745,836	14,230,509	12,996,659

Gross profit	11,755,165	7,585,763	23,445,993	14,525,014

Operating expenses
Selling, general and administrative	8,197,461	6,020,464	15,598,220	11,931,662
Depreciation and amortization	2,120,097	1,439,622	3,921,100	2,726,027
Total operating expenses	10,317,558	7,460,086	19,519,320	14,657,689

Income (loss) from operations	1,437,607	125,677	3,926,673	(132,675)

Other income
Interest income, net	605,160	813,357	1,367,358	1,544,701

Income before income tax provision	2,042,767	939,034	5,294,031	1,412,026
Income tax provision	655,006	241,932	1,320,170	405,828

Net income	$1,387,761	$697,102	$3,973,861	$1,006,198

Net income per share
Basic	$0.03	$0.01	$0.07	$0.02
Diluted	$0.02	$0.01	$0.07	$0.02

Weighted average common shares
Basic	54,228,027	53,008,286	53,903,829	52,926,462
Diluted	57,872,318	55,861,786	56,312,252	55,374,336

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
ASSETS
Current assets
Cash	$11,753,184	$10,766,982
Restricted cash	102,159,939	111,576,204
Accounts receivable, net	41,330,370	32,639,242
Other receivables	1,052,169	1,606,276
Prepaid expenses and other current assets	2,412,252	2,247,929
Total current assets	158,707,914	158,836,633

Fixed assets, net	1,118,369	1,157,975
Intangible assets, net	23,682,758	12,239,717
Goodwill	4,487,637	–
Operating lease right-of-use asset	2,573,085	2,792,922
Deferred tax asset, net	3,326,438	4,000,950

Total assets	$193,896,201	$179,028,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$39,477,356	$34,330,217
Customer card funding	101,751,352	111,328,270
Operating lease liability, current portion	490,648	448,008
Other liabilities, current portion	1,597,159	–
Total current liabilities	143,316,515	146,106,495

Operating lease liability, long-term portion	2,231,076	2,480,070
Other liabilities, long-term portion	6,140,651	–

Total liabilities	151,688,242	148,586,565
Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock: $0.001 par value; 25,000,000 shares authorized; none issued and outstanding	–	–
Common stock; $0.001 par value; 150,000,000 shares authorized, 55,345,796 and 54,358,382 issued at June 30, 2025 and December 31, 2024, respectively	55,346	54,358
Additional paid-in capital	32,799,469	24,632,205
Treasury stock at cost, 934,708 and 834,708 shares, respectively	(2,148,715)	(1,772,929)
Retained earnings	11,501,859	7,527,998
Total stockholders’ equity	42,207,959	30,441,632

Total liabilities and stockholders’ equity	$193,896,201	$179,028,197

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted EBITDA to net income:
Net income	$1,387,761	$697,102	$3,973,861	$1,006,198
Income tax provision	655,006	241,932	1,320,170	405,828
Interest income, net	(605,160)	(813,357)	(1,367,358)	(1,544,701)
Depreciation and amortization	2,120,097	1,439,622	3,921,100	2,726,027
EBITDA	3,557,704	1,565,299	7,847,773	2,593,352
Stock-based compensation	954,400	670,138	1,626,718	1,334,089
Adjusted EBITDA	$4,512,104	$2,235,437	$9,474,491	$3,927,441

Adjusted EBITDA per share
Basic	$0.08	$0.04	$0.18	$0.07
Diluted	$0.08	$0.04	$0.17	$0.07

Weighted average common shares
Basic	54,228,027	53,008,286	53,903,829	52,926,462
Diluted	57,872,318	55,861,786	56,312,252	55,374,336

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“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense as a percentage of revenue. A reconciliation of net income margin to EBITDA margin and Adjusted EBITDA margin is provided in the table below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
Reconciliation of adjusted EBITDA margin to net income margin:
Net income margin	7.3%		4.9%		10.5%		3.7%
Income tax provision	3.4%		1.7%		3.5%		1.5%
Interest income, net	(3.2%	)	(5.7%	)	(3.6%	)	(5.6%	)
Depreciation and amortization	11.1%		10.0%		10.4%		9.9%
EBITDA margin	18.6%		10.9%		20.8%		9.4%
Stock-based compensation	5.0%		4.7%		4.3%		4.8%
Adjusted EBITDA margin	23.7%		15.6%		25.1%		14.3%

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